As filed with the Securities and Exchange Commission on December 13, 2024

Registration No. 333-265252

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT NO. 333-265252
UNDER
THE SECURITIES ACT OF 1933

PropertyGuru Group Limited
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Paya Lebar Quarter
1 Paya Lebar Link
#12-01/04
Singapore 408533
+65 6238 5971
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PropertyGuru Group Limited Employee Stock Option Plan 2016
PropertyGuru Group Limited Employee Stock Option Plan 2018
PropertyGuru Group Limited Non-Executive Directors Share Plan
PropertyGuru Group Limited Omnibus Equity Incentive Plan
PropertyGuru Group Limited Restricted Stock Units Plan
(Full title of the plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

DEREGISTRATION OF SECURITIES

PropertyGuru Group Limited (the “Registrant”) is filing this post-effective amendment (this “Post-Effective Amendment”) to the following registration statement on Form S-8 (the “Registration Statement”) to deregister all unsold securities originally registered by the Registrant pursuant to the Registration Statement:

•
Registration Statement (No. 333-265252), filed with the Securities and Exchange Commission on May 27, 2022, with respect to a total of 12,090,792 ordinary shares of the Registrant, par value $0.0001 per share, thereby registered for offer or sale under the PropertyGuru Group Limited Employee Stock Option Plan 2016, PropertyGuru Group Limited Employee Stock Option Plan 2018, PropertyGuru Group Limited Non-Executive Directors Share Plan, PropertyGuru Group Limited Omnibus Equity Incentive Plan and PropertyGuru Group Limited Restricted Stock Units Plan.

On August 16, 2024, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hedychium Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Hedychium Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”).

On December 13, 2024 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant being the surviving company (as defined in Part XVI of the Companies Act (as amended) of the Cayman Islands) and becoming a wholly owned subsidiary of Parent. Upon completion of the Merger, the Registrant became a privately held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the Effective Time and hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on December 13, 2024.

PROPERTYGURU GROUP LIMITED

By:	/s/ Hari V. Krishnan
Name:	Hari V. Krishnan
Title:	Chief Executive Officer and Managing Director

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.